Exhibit 5
LYNCH, CHAPPELL & ALSUP
A PROFESSIONAL CORPORATION
ATTORNEYS
THE SUMMIT, SUITE 700
300 NORTH MARIENFELD
MIDLAND, TEXAS 79701
TELEPHONE: (432) 683-3351
FACSIMILE: (432) 683-8346
August 31, 2007
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
     Re: Parallel Petroleum Corporation Employee Stock Option Plan; Sale of up to 200,000 Shares of Common Stock
Ladies and Gentlemen:
     We have acted as counsel to Parallel Petroleum Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale by the Company of up to 200,000 shares of Common Stock, $.01 par value (“Common Stock”), of the Company pursuant to the exercise of stock options granted by the Company under the Company’s Employee Stock Option Plan (the “Plan”), as further described in a Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (herein referred to as the “Registration Statement”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof; (ii) the Registration Statement; and (iii) such other certificates, statutes, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In making the foregoing examination, we have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents submitted to us as certified or photostatic copies thereof and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Plan has been duly and validly authorized and adopted, and the 200,000 shares of Common Stock that may be issued and sold by the Company from time to time upon the exercise of stock options granted in accordance with the Company’s Plan, as described in the Registration Statement, will, upon issuance and delivery against payment therefor, be legally issued, fully paid and nonassessable.
     The opinions expressed herein are limited to the federal laws of the United States of America, and, to the extent relevant to the opinions expressed herein, (i) the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the DGCL and such provisions of the Delaware Constitution; and (ii) the laws of the State of Texas.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the statements made regarding our firm and to the use of our name under the caption “Item 5. Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Lynch, Chappell & Alsup, P.C.

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